 Exhibit 5

Joint Filing Agreement,
Dated as of April 29, 2013

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the undersigned hereby agree (i) to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Ordinary Shares, par value NIS 0.01 per share, of RRsat Global Communications network Ltd., and (ii) that this Joint Filing Agreement be included as an Exhibit to such joint filing; provided, however, that as contemplated by Rule 13d-1(k)(2) under the Exchange Act, no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to know such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 29th day of April 2013.

INTERGAMMA INTERNATIONAL TRADE FOUNDED BY INTERGAMMA INVESTMENTS CO.

By:    /s/ Tanhum Oren                      /s/ Roni Oren
Tanhum Oren                            Roni Oren
Director                                      Director

DEL-TA ENGINEERING EQUIPMENT LTD.

By:    /s/ Alex Milner                       /s/ Roni Oren
Alex Milner                             Roni Oren
Director                                    Director

RAPAC COMMUNICATION & INFRASTRUCTURE LTD. By: /s/ Roni Oren /s/ Alex Milner Roni Oren Alex Milner CEO and President Chairman

INTER-GAMMA INVESTMENT COMPANY LTD. By: /s/ Tanhum Oren Tanhum Oren CEO
By: /s/ Yigal Berman Yigal Berman CFO
/s/ TANHUM OREN TANHUM OREN

Page 2 of 2 Pages